Exhibit 3.4

AMENDED AND RESTATED

CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INSTITUTE FOR WEALTH HOLDINGS, INC.

PURSUANT TO SECTION 151(g)

OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned D.M. “Rusty” Moore Jr., being the Chief Executive Officer and Chairman of the Board of Institute for Wealth Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolution was duly adopted by unanimous written consent by the Board of Directors of the Corporation (the “Board of Directors”) on September 14, 2016, and, pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation’s certificate of incorporation, as amended and in effect (the “Certificate of Incorporation”), in accordance, with Section 141 of the General Corporation Law by unanimous written consent of the Board of Directors, the Board of Directors adopted resolutions amending and restating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series B Convertible Preferred Stock. These composite resolutions amending and restating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series B Convertible Preferred Stock are as follows:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes preferred stock consisting of 2,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of the Corporation’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a series of preferred stock and the designation, rights, preferences and limitations of the shares of such series;

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RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, which shall consist of 70,000 of the 2,000,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized and designated as “Series B Convertible Preferred Stock”. The shares of Series B Convertible Preferred Stock shall have the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

1. Series B Convertible Preferred Stock. The Corporation hereby establishes a series of 70,000 authorized shares of preferred stock, par value $0.001 per share, known as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The purchase price for such Series B Preferred Stock shall be ten dollars ($10.00) per share (the “Series B Original Issue Price”).

2. Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption, rights upon liquidation, dissolution or winding up of the affairs of the Corporation and otherwise (i) rank on a parity with the Series A Convertible Preferred Stock of the Corporation, par value $0.001 per share (the “Series A Preferred Stock”), as it shall be authorized from time to time and the Series C Convertible Preferred Stock of the Corporation, par value $0.001 per share (the “Series C Preferred Stock”), as it shall be authorized from time to time; and (ii) rank senior and prior to the Common Stock of the Corporation, par value $0.001 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future (except as otherwise consented to or approved by the requisite holders of Series B Preferred Stock in accordance with Section 5 below).

3. Dividends.

(a) Cumulative dividends at the rate per annum of seven percent (7%) per share shall accrue and, as declared, be paid on a quarterly basis, on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Accumulating Dividends”) from and after the date of the issuance and purchase of such share of Series B Preferred Stock until such share of Series B Preferred Stock is earlier converted by the holder or redeemed by the Corporation; provided, however, that on and after January 1, 2011, the Series B Accumulating Dividends will be indexed to the Consumer Price Index (the “CPI”), if the CPI is seven percent (7%) or greater. For purposes of this Certificate of Designations, the term “Series A Accumulating Dividends” shall mean the Accumulating Dividends as defined in the Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation, as amended from time to time (the “Series A Certificate”).

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(b) Series B Accumulating Dividends shall accrue from day to day, whether or not declared, shall be cumulative, shall compound annually, and shall be payable on a pari passu basis with the Series A Accumulating Dividends and otherwise when and as declared by the Board of Directors or, if any Series B Accumulating Dividends have not been declared by the Board of Directors, upon the earliest to occur of (i) a liquidation, dissolution or winding up of the Corporation as contemplated by Section 4; (ii) in connection with the conversion of shares of Series B Preferred Stock pursuant to Section 6; (iii) a redemption as contemplated by Section 7; or (iv) upon the declaration, payment or setting aside of any dividends on any shares of capital stock of the Corporation which are not Series B Preferred Stock.

(c) The Corporation shall not declare, pay or set aside any dividends on any shares of capital stock of the Corporation which are not Series B Preferred Stock, Series C Preferred Stock or Series A Preferred Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the amount of the aggregate Series B Accumulating Dividends then accrued on such share of Series B Preferred Stock and not previously paid (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of issued and outstanding shares of Series B Preferred Stock).

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Preferential Payments to Holders of Series B Preferred Stock and Series B Preferred Stock.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis with respect to each share of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock, out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock and any other class or series of capital stock of the Corporation, by reason of their ownership of the Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock, an amount per share equal to the greater of: (X) in the case of the Series B Preferred Stock, the Series B Original Issue Price plus an amount equal to all Series B Accumulating Dividends unpaid thereon (whether or not declared) plus any dividends declared but unpaid thereof, (Y) in the case of the Series C Preferred Stock, the greater of $2.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus any dividends declared but unpaid on such shares and such amount as would have been received had each share of Series C Preferred Stock outstanding been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and (Z) in the case of the Series A Preferred Stock, (1) the Series A Original Issue Price (as defined in the Series A Certificate) plus an amount equal to all Series A Accumulating Dividends unpaid thereon (whether or not declared) plus any dividends declared but unpaid thereon.

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(ii) The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under this Section 4(a) is hereinafter referred to as the “Series B Liquidation Amount”. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock the full amount to which they shall be entitled under this Section 4(a), then the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock under Section 4(a) (and any other series of preferred stock of the Corporation ranking on liquidation senior to the Common Stock). The remaining assets of the Corporation available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 4 (a “Deemed Liquidation Event”):

(A) a merger or consolidation in which

(I) the Corporation is a constituent party or

(II) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

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(C) the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended resulting in at least $10,000,000 of gross proceeds to the Corporation.

(ii) The Corporation shall not have the power to effect a Deemed Liquidation Event pursuant to Section 4(c)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) above.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 4(c)(iii) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A) For securities not subject to investment letters or other similar restrictions on free marketability:

(I) if traded on a U.S. national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction resulting in a Deemed Liquidation Event;

(II) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction resulting in a Deemed Liquidation Event; or

(III) if there is, no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

5. Voting; Certain Actions.

(a) General. Except as otherwise required by this Section 5 or by law, the Series B Preferred Stock is non-voting and does not entitle holders to cast any vote on any matter presented to the stockholders of the Corporation.

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(b) Certain Actions. For as long as any shares of Series B Preferred Stock are issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Corporation’s Certificate of Incorporation) the written consent or affirmative vote of a majority of the shares of the Series B Preferred Stock then issued and outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) amend, alter or repeal (1) any right, preference or privilege of the Series B Preferred Stock or (2) any provision of the Certificate of Incorporation or bylaws of the Corporation, or the documents executed in connection with such agreements in a manner which adversely affects the Series B Preferred Stock;

(ii) create or authorize the creation of any additional class or series of shares of stock (or any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security which is a combination of debt and equity) unless the same ranks junior to the Series B Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or issue, or agree to issue, any equity security (or any security convertible, exercisable or exchangeable for or into any equity security);

(iii) issue, or obligate itself to issue, any additional shares of the Series B Preferred Stock, Series C Preferred Stock or Series A Preferred Stock.

6. Optional Conversion.

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into four (4) voting shares of the Common Stock, at a per share conversion price (the “Series B Conversion Price”) equal to two dollars and fifty cents ($2.50).

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall

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surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, (1) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and (2) a certificate or certificates for the number of shares of Common Stock determined pursuant to Section 6(c)(vi).

(ii) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

(iii) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

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(iv) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(vi) Notwithstanding anything to the contrary set forth herein, at the Conversion Time of any shares of Series B Preferred Stock into shares of Common Stock, any dividends that are payable on such shares of Series B Preferred Stock (including, without any limitation, any Series B Accumulating Dividends) shall be payable to the holder of such shares of Series B Preferred Stock in shares of Common Stock at a per share price equal to the Series B Conversion Price then in effect.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of Series B Preferred Stock was issued (the “Series B Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 6(e) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(d), Section 6(e) or Section 6(f), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable

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upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in, this Section 6 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in, effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

7. Redemption.

(a) “Redemption Date” means the date upon which the Corporation redeems shares of Series B Preferred Stock pursuant to Section 7(b) or Section 7(c), as the case may be.

(b) Optional Redemption. Unless earlier converted pursuant to Section 6: (i) the Corporation shall at any time have the option to redeem a portion or all of the outstanding shares of Series B Preferred Stock for a per share price equal to the Series B Original Issue Price, plus any accrued but unpaid Series B Preferred Dividends then outstanding (the “Series B Redemption Price”), and (ii) such shares may not be reissued by the Corporation.

(c) Mandatory Redemption. Unless earlier converted pursuant to Section 6, upon a Deemed Liquidation Event: (i) all outstanding shares of Series B Preferred Stock shall be redeemed by the Corporation for the Series B Redemption Price and (ii) such shares may not be reissued by the Corporation (collectively, the “Mandatory Redemption”).

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(d) Redemption Notice. Not less than thirty (30) days prior to a Redemption Date, written notice of the redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series B Preferred Stock to be redeemed on such Redemption Date, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law. Each Redemption Notice shall state:

(i) the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem upon the Redemption Date;

(ii) the Redemption Date and the Series B Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 6(a)): and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed on such date.

(e) Surrender of Certificates, Payment. On or before a Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed upon such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Series B Redemption Notice, and thereupon the Series B Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(f) Rights, Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on a Redemption Date, the Series B Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed upon such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates therefor.

(g) Redeemed or Otherwise Reacquired Stock. Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

(h) Failure to Redeem. If the Corporation fails, for any reason or for no reason, to fully redeem all of the then-outstanding shares of the Series B Preferred Stock entitled to be redeemed on the Redemption Date in accordance with the terms and conditions of this Section 7, then the Series B Accumulating Dividends shall continue to accrue up, through and until such date as the Corporation satisfies its redemption obligation. The failure of the Corporation to fully redeem the Series B Preferred Stock on the Redemption Date shall not be a

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default hereunder or under any other agreement between the Corporation and the holders of the Series B Preferred Stock, and the stockholder’s exclusive remedy for the Corporation’s failure to redeem all of the Series B Preferred Stock on the Redemption Date shall be limited to the remedies set forth in this Section 7.

8. Waiver. Except as otherwise set forth herein, any of the rights, powers preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed to file in the name, and on behalf, of the Corporation, an “Amended and Restated Certificate of Powers, Designations, Preferences, and Rights” relating to such Series B Convertible Preferred Stock or such similar document(s) as may be required by the Delaware General Corporation Law, with the Secretary of State of the State of Delaware and to take such further actions as such officers, in their sole discretion, determine to be necessary, convenient or appropriate for the Corporation to establish the Series B Convertible Preferred Stock and to fix the number of shares and the powers, designations, rights, preferences and limitations of the shares of the Series B Convertible Preferred Stock.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Powers, Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Institute for Wealth Holdings, Inc. has been executed by a duly authorized officer of the Corporation on this 14th day of September, 2016.

By:	/s/ Dewey M. Moore
	Name:	D.M. “Rusty” Moore, Jr.
	Title:	Chief Executive Officer and Chairman of the Board

Series B Preferred Stock Certificate Of Powers, Designations, Preferences And Rights – Page 13